Exhibit 99.1

CONTACTS:	Investors	Media
	Robin Washington	Amy Flood
	(650) 522-5688	(650) 522-5643

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD SCIENCES ANNOUNCES RECORD SECOND QUARTER 2009 FINANCIAL RESULTS

- Record Total Revenues of $1.65 Billion, Up 29 Percent over Second Quarter 2008 -

- Record Product Sales of $1.57 Billion, Up 29 Percent over Second Quarter 2008 -

- Second Quarter EPS of $0.61 per Share -

- Second Quarter Non-GAAP EPS of $0.69 per Share -

Foster City, CA, July 21, 2009 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the quarter ended June 30, 2009. Gilead’s operating results include the results of CV Therapeutics, Inc. (CV Therapeutics) beginning on the acquisition date of April 15, 2009. Total revenues for the second quarter of 2009 were $1.65 billion, up 29 percent compared to total revenues of $1.28 billion for the second quarter of 2008. Net income attributable to Gilead for the second quarter of 2009 was $571.4 million, or $0.61 per diluted share. Net income attributable to Gilead for the second quarter of 2008 was $434.8 million, or $0.45 per diluted share. Non-GAAP net income attributable to Gilead for the second quarter of 2009, which excludes after-tax acquisition-related expenses, restructuring expenses and stock-based compensation expenses, was $648.9 million, or $0.69 per diluted share. Non-GAAP net income attributable to Gilead for the second quarter of 2008, which excludes after-tax stock-based compensation and purchased in-process research and development (IPR&D) expenses of $34.2 million, was $469.0 million, or $0.48 per diluted share.

Product Sales

Product sales increased 29 percent to a record $1.57 billion for the second quarter of 2009, compared to $1.22 billion in the second quarter of 2008. This was driven primarily by Gilead’s antiviral franchise, including the strong growth in sales of Atripla® (efavirenz 600 mg/ emtricitabine 200 mg/ tenofovir disoproxil fumarate 300 mg), as well as continued growth in sales of Truvada® (emtricitabine/tenofovir disoproxil fumarate).

Antiviral Franchise

Antiviral product sales increased 26 percent to $1.41 billion in the second quarter of 2009 from $1.12 billion for the same quarter of 2008. The increase was driven primarily by sales volume growth of Atripla and Truvada.

•	Truvada

Truvada sales increased 18 percent to $608.1 million for the second quarter of 2009 from $516.1 million in the second quarter of 2008, driven primarily by sales volume growth in the United States and Europe.

•	Atripla

Atripla sales increased 60 percent to $569.1 million for the second quarter of 2009 from $355.1 million in the second quarter of 2008, driven primarily by sales volume growth in the United States and Europe.

•	Other Antiviral Products

Other antiviral product sales, including Viread® (tenofovir disoproxil fumarate), Hepsera® (adefovir dipivoxil) and Emtriva® (emtricitabine), decreased six percent to $233.1 million for the second quarter of 2009 from $249.1 million in the second quarter of 2008, driven primarily by sales volume decreases in Hepsera, partially offset by sales volume increases in Viread.

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

July 21, 2009	Page 2

Letairis

Sales of Letairis® (ambrisentan) for the treatment of pulmonary arterial hypertension increased 79 percent to $44.1 million for the second quarter of 2009 from $24.7 million for the second quarter of 2008, driven primarily by sales volume growth in the United States.

Ranexa

Sales of Ranexa® (ranolazine) for the treatment of chronic angina were $36.1 million from April 15, 2009, the acquisition date of CV Therapeutics, to June 30, 2009.

Royalty, Contract and Other Revenues

Royalty, contract and other revenues resulting primarily from collaborations with corporate partners were $78.8 million for the second quarter of 2009, an increase of 29 percent from $60.9 million in the second quarter of 2008. This increase was driven primarily by higher Tamiflu® (oseltamivir phosphate) royalties from F. Hoffmann-La Roche Ltd of $51.9 million in the second quarter of 2009, compared to Tamiflu royalties of $37.5 million in the second quarter of 2008 resulting from increased sales related to pandemic planning initiatives worldwide.

Research and Development

Research and development (R&D) expenses in the second quarter of 2009 were $241.6 million compared to $176.5 million for the second quarter of 2008. Non-GAAP R&D expenses for the second quarter of 2009, which exclude restructuring and stock-based compensation expenses, were $206.1 million compared to $161.2 million for the second quarter in 2008, which exclude stock-based compensation expenses. This increase was primarily a result of higher headcount from the acquisition of CV Therapeutics, the overall growth in Gilead’s business and increased clinical study activity.

Selling, General and Administrative

Selling, general and administrative (SG&A) expenses in the second quarter of 2009 were $261.4 million compared to $219.5 million for the second quarter of 2008. Non-GAAP SG&A expenses for the second quarter of 2009, which exclude acquisition-related transaction costs, restructuring and stock-based compensation expenses, for the second quarter of 2009 were $213.2 million, compared to $200.9 million for the same quarter in 2008, which exclude stock-based compensation expenses. The increase was primarily due to higher headcount and expenses from the CV Therapeutics acquisition.

Net Foreign Currency Exchange Impact

The net foreign currency exchange impact on second quarter 2009 revenues and pre-tax earnings, which includes revenues and expenses generated from outside the United States, was an unfavorable $50.0 million and $18.4 million, respectively, compared to the second quarter of 2008.

Cash, Cash Equivalents and Marketable Securities

As of June 30, 2009, Gilead had cash, cash equivalents and marketable securities of $2.90 billion compared to $3.24 billion as of December 31, 2008. This decrease was primarily due to cash paid to acquire CV Therapeutics, partially offset by cash flows generated from operations. For the first six months of 2009, Gilead generated $1.26 billion of operating cash flows including $622.9 million in the second quarter of 2009.

Acquisition of CV Therapeutics

In April 2009, Gilead acquired CV Therapeutics, a biopharmaceutical company based in Palo Alto, California, for $1.39 billion. Gilead allocated the purchase price in accordance with Statement of Financial Accounting Standards (SFAS) No. 141(R), “Business Combinations” (SFAS 141R) and recorded $951.2 million in intangible assets relating to marketed products, which constituted a significant portion of the purchase price allocation. The results of operations for CV Therapeutics have been included in Gilead’s consolidated operating results beginning on April 15, 2009.

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July 21, 2009	Page 3

Adoption of New Accounting Pronouncements

On January 1, 2009, Gilead adopted Financial Accounting Standards Board Staff Position APB No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) and recorded additional after-tax interest expense for the second quarter of 2009 of $8.5 million. FSP APB 14-1 requires retrospective application upon adoption; therefore, net income attributable to Gilead for the second quarter of 2008 has been adjusted from that which was previously reported to reflect additional after-tax interest expense of $8.0 million.

On January 1, 2009, Gilead adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements” (SFAS 160), and reflected the change in presentation of the noncontrolling interest (formerly minority interest) on a retrospective basis in our financial statements.

Product and Pipeline Update

Antiviral Franchise

In April 2009, Gilead announced that it had begun enrolling patients in a Phase II clinical trial of its investigational integrase-based, single-tablet, once-daily regimen of elvitegravir, GS 9350 and Truvada for the treatment of HIV-1 infection. Shortly thereafter, the company also initiated a Phase II clinical trial evaluating the safety and efficacy of GS 9350-boosted atazanavir compared to ritonavir-boosted atazanavir each in combination with Truvada for the treatment of HIV-1 infection. Both studies were fully enrolled during the quarter.

Cardiovascular Franchise

In April 2009, Gilead released top-line data from DAR-311 (DORADO), a Phase III clinical trial evaluating the company’s once-daily oral endothelin receptor antagonist darusentan as an add-on treatment for resistant hypertension. The full study results were presented during an oral late-breaker session at the annual meeting of the American Society of Hypertension in San Francisco in early May.

In May 2009, Gilead announced results from ARIES-3, an open-label, single-arm, Phase III study evaluating the efficacy and safety of ambrisentan in patients with pulmonary hypertension. These data were presented at the 2009 American Thoracic Society International Conference in San Diego.

Also in May, Gilead announced that the company’s Marketing Authorisation Application (MAA) for regadenoson, an investigational pharmacologic stress agent for radionuclide myocardial perfusion imaging, was validated and accepted for review by the European Medicines Agency (EMEA).

Respiratory Franchise

In June 2009, Gilead announced that the Committee for Medicinal Products for Human Use, the scientific committee of the EMEA, adopted a positive opinion on the company’s MAA for aztreonam lysine 75 mg powder and solvent for nebuliser solution (aztreonam lysine) for the suppressive therapy of chronic pulmonary infections due to Pseudomonas aeruginosa in patients with cystic fibrosis aged 18 years and older.

Conference Call

At 4:30 p.m. Eastern Time today, Gilead will host a conference call and a simultaneous webcast to discuss the results of its second quarter of 2009. During this call/webcast, Gilead’s management will discuss the company’s second quarter of 2009 results and provide a general business update. The webcast will be available live via the internet by accessing Gilead’s website at www.gilead.com. To access the webcast, please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Alternatively, please call 1-800-510-9836 (U.S.) or 1-617-614-3670 (international) and dial the participant passcode 39199252 to access the call.

A replay of the webcast will be archived on the company’s website for one year, and a phone replay will be available approximately two hours following the call through July 24, 2009. To access the phone replay, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 22207776.

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July 21, 2009	Page 4

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Non-GAAP Financial Information

Non-GAAP net income attributable to Gilead and net income attributable to Gilead per diluted share for the three and six months ended June 30, 2009 are presented excluding the after-tax impact of acquisition-related transaction costs, amortization of inventory mark-up and amortization of purchased intangibles; restructuring expenses; and stock-based compensation expenses, and have been adjusted for the application of APB 25 in computing non-GAAP dilutive securities. Non-GAAP net income attributable to Gilead and net income attributable to Gilead per diluted share for the three and six months ended June 30, 2008 are presented excluding the after-tax impact of stock-based compensation expenses and purchased IPR&D expense, and have been adjusted for the application of APB 25 in computing non-GAAP dilutive securities. Non-GAAP R&D expenses for the three and six months ended June 30, 2009 are presented excluding the impact of restructuring expenses and stock-based compensation expenses. Non-GAAP SG&A expenses for the three and six months ended June 30, 2009 are presented excluding the impact of acquisition-related transaction costs, restructuring expenses and stock-based compensation expenses. Non-GAAP R&D expenses and SG&A expenses for the three and six months ended June 30, 2008 are presented excluding the impact of stock-based compensation expenses. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Gilead’s operating results as reported under United States generally accepted accounting principles.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: Gilead’s ability to sustain growth in revenues for its antiviral and cardiovascular franchises; unpredictable variability of Tamiflu royalties and the strong relationship between this royalty revenue and global pandemic planning and supply; Gilead’s ability to receive regulatory approvals in a timely manner or at all, for new and current products, including GS 9350, a single-tablet fixed-dose regimen containing elvitegravir, GS 9350 and Truvada, darusentan, ambrisentan for pulmonary hypertension, regadenoson, or aztreonam lysine; Gilead’s ability to successfully commercialize any products that receive regulatory approvals; Gilead’s ability to successfully develop its respiratory and cardiovascular franchises; initiating and completing clinical trials may take longer or cost more than expected; fluctuations in the foreign exchange rate of the U.S. dollar that may reduce or eliminate the favorable foreign currency exchange impact on Gilead’s future revenues and pre-tax earnings; our ability to consummate additional purchases under our share repurchase program due to changes in our stock price, corporate or other market conditions; risks and uncertainties related to Gilead’s ability to successfully integrate the products and employees of Gilead and CV Therapeutics, including its ability to increase sales of CV Therapeutics’ approved products and its ability to advance pipeline programs; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission. In addition, Gilead makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Gilead bases its estimates on historical experience and on various other market-specific and other relevant assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly from these estimates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking.

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July 21, 2009	Page 5

Gilead directs readers to its Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Report on Form 10-Q for the first quarter of 2009 and its subsequent Current Reports on Form 8-K. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Truvada, Viread, Hepsera, AmBisome, Letairis and Ranexa are registered trademarks of Gilead Sciences, Inc.

Atripla is a registered trademark of Bristol-Myers Squibb & Gilead Sciences, LLC.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

July 21, 2009	Page 6

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Product sales	$1,568,378	$1,217,216	$3,015,958	$2,358,522
Royalty, contract and other revenues	78,777	60,909	161,657	177,755

Total revenues	1,647,155	1,278,125	3,177,615	2,536,277

Costs and expenses:
Cost of goods sold	383,045	265,684	712,459	505,532
Research and development	241,638	176,542	430,417	331,843
Selling, general and administrative	261,411	219,533	465,362	414,490
Purchased in-process research and development	—	10,851	—	10,851

Total costs and expenses	886,094	672,610	1,608,238	1,262,716

Income from operations	761,061	605,515	1,569,377	1,273,561
Interest and other income, net	12,923	14,026	17,081	36,726
Interest expense (1)	(18,484)	(16,428)	(35,155)	(32,429)

Income before provision for income taxes	755,500	603,113	1,551,303	1,277,858
Provision for income taxes (1)	186,355	170,490	395,582	358,810

Net income (2)	569,145	432,623	1,155,721	919,048
Net loss attributable to noncontrolling interest (2)	2,253	2,160	4,789	4,035

Net income attributable to Gilead (2)	$571,398	$434,783	$1,160,510	$923,083

Net income per share attributable to Gilead common stockholders - basic (2)	$0.63	$0.47	$1.28	$1.00

Net income per share attributable to Gilead common stockholders - diluted (2)	$0.61	$0.45	$1.24	$0.96

Shares used in per share calculation - basic	905,611	922,796	907,684	925,455

Shares used in per share calculation - diluted	934,478	965,663	938,500	966,087

Notes:

(1)	On January 1, 2009, Gilead adopted FSP APB 14-1 on a retrospective basis for its convertible senior notes and reflected additional after-tax interest expense of $8.5 million and $8.0 million for the three months ended June 30, 2009 and 2008, respectively, and reflected additional after-tax interest expense of $16.8 million and $15.9 million for the six months ended June 30, 2009 and 2008, respectively.

(2)	On January 1, 2009, Gilead adopted SFAS 160 and presented on a retrospective basis its noncontrolling interest (formerly minority interest) as net loss attributable to noncontrolling interest which is a component of consolidated net income.

July 21, 2009	Page 7

GILEAD SCIENCES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income attributable to Gilead (GAAP)	$571,398	$434,783	$1,160,510	$923,083
Acquisition-related transaction costs	8,165	—	8,165	—
Acquisition-related amortization of inventory mark-up	2,659	—	2,659	—
Acquisition-related amortization of purchased intangibles	8,909	—	8,909	—
Restructuring expenses	17,792	—	17,792	—
Stock-based compensation expenses	39,961	26,409	70,249	52,410
Purchased in-process research and development expense	—	7,769	—	7,769

Net income attributable to Gilead (Non-GAAP)	$648,884	$468,961	$1,268,284	$983,262

Net income per share attributable to Gilead common stockholders - diluted (GAAP)	$0.61	$0.45	$1.24	$0.96
Acquisition-related transaction costs	0.01	—	0.01	—
Acquisition-related amortization of inventory mark-up	0.00	—	0.00	—
Acquisition-related amortization of purchased intangibles	0.01	—	0.01	—
Restructuring expenses	0.02	—	0.02	—
Stock-based compensation expenses	0.04	0.03	0.07	0.05
Purchased in-process research and development expense	—	0.01	—	0.01

Net income per share attributable to Gilead common stockholders - diluted (Non-GAAP) (1)	$0.69	$0.48	$1.35	$1.02

Shares used in per share calculation - diluted (GAAP)	934,478	965,663	938,500	966,087
Effect of SFAS 123R	28	2,403	397	2,223

Shares used in per share calculation - diluted (Non-GAAP)	934,506	968,066	938,897	968,310

Research and development expenses (GAAP)	$241,638	$176,542	$430,417	$331,843
Restructuring expenses	(11,251)	—	(11,251)	—
Stock-based compensation expenses	(24,321)	(15,370)	(41,276)	(32,265)

Research and development expenses (Non-GAAP)	$206,066	$161,172	$377,890	$299,578

Selling, general and administrative expenses (GAAP)	$261,411	$219,533	$465,362	$414,490
Acquisition-related transaction costs	(8,165)	—	(8,165)	—
Restructuring expenses	(12,855)	—	(12,855)	—
Stock-based compensation expenses	(27,189)	(18,657)	(48,025)	(36,204)

Selling, general and administrative expenses (Non-GAAP)	$213,202	$200,876	$396,317	$378,286

Note:

(1)	Amounts may not sum due to rounding.

July 21, 2009	Page 8

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)	(Note 2)
Cash, cash equivalents and marketable securities	$2,898,446	$3,239,639
Accounts receivable, net	1,242,899	1,023,397
Inventories	969,971	927,868
Property, plant and equipment, net	697,426	528,799
Intangible assets (1)	1,570,790	123,008
Other assets (3)	1,007,560	1,094,120

Total assets	$8,387,092	$6,936,831

Current liabilities	$1,777,882	$1,220,992
Long-term liabilities (3)(4)	1,295,241	1,250,256
Stockholders’ equity (3)(4)	5,313,969	4,465,583

Total liabilities and stockholders’ equity	$8,387,092	$6,936,831

Note:

(1)	In April 2009, Gilead acquired CV Therapeutics for $1.39 billion. Gilead allocated the purchase price in accordance with SFAS 141R and recorded $951.2 million in intangible assets relating to marketable products, which constituted a significant portion of the purchase price allocation.

(2)	Derived from audited consolidated financial statements at that date adjusted for retrospective application of FSP APB 14-1 and SFAS 160 per notes 3 and 4 below.

(3)	On January 1, 2009, Gilead adopted FSP APB 14-1 on a retrospective basis for its convertible senior notes. As of December 31, 2008, the retrospective adoption of FSP APB 14-1 decreased deferred tax assets and debt issuance costs included in other assets by an aggregate of $81.7 million, decreased convertible senior notes included in long-term liabilities by $201.8 million, and increased total stockholders’ equity by $120.1 million after a charge of $82.6 million to retained earnings.

(4)	On January 1, 2009, Gilead adopted SFAS 160 and reclassified its noncontrolling interest (formerly minority interest) of $193.0 million from liabilities to stockholders’ equity on a retrospective basis.

July 21, 2009	Page 9

GILEAD SCIENCES, INC.

PRODUCT SALES SUMMARY

(unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Antiviral products:
Truvada – U.S.	$285,688	$236,402	$566,685	$474,934
Truvada – Europe	287,777	240,911	566,217	459,278
Truvada – Other International	34,614	38,836	65,530	61,322

	608,079	516,149	1,198,432	995,534

Atripla – U.S.	398,044	312,392	772,176	618,877
Atripla – Europe	154,835	37,504	279,614	51,699
Atripla – Other International	16,263	5,205	27,235	8,742

	569,142	355,101	1,079,025	679,318

Viread – U.S.	67,858	58,414	137,447	121,482
Viread – Europe	66,009	61,273	131,340	126,989
Viread – Other International	25,058	30,994	50,743	54,877

	158,925	150,681	319,530	303,348

Hepsera – U.S.	22,771	34,581	48,423	65,856
Hepsera – Europe	40,797	50,531	79,714	98,994
Hepsera – Other International	3,506	5,253	11,651	8,537

	67,074	90,365	139,788	173,387

Emtriva – U.S.	3,716	4,106	7,346	7,944
Emtriva – Europe	2,210	2,094	4,506	4,675
Emtriva – Other International	1,170	1,888	2,420	3,858

	7,096	8,088	14,272	16,477

Total Antiviral products – U.S.	778,077	645,895	1,532,077	1,289,093
Total Antiviral products – Europe	551,628	392,313	1,061,391	741,635
Total Antiviral products – Other International	80,611	82,176	157,579	137,336

	1,410,316	1,120,384	2,751,047	2,168,064

AmBisome	73,310	69,768	137,581	140,796
Letairis	44,128	24,686	83,708	45,023
Ranexa	36,065	—	36,065	—
Other products	4,559	2,378	7,557	4,639

	158,062	96,832	264,911	190,458

Total product sales	$1,568,378	$1,217,216	$3,015,958	$2,358,522